FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth	Janice Kuntz
(770) 632-8322	(404) 352-2841
WORLD AIR HOLDINGS AGREES TO BE ACQUIRED BY
GLOBAL AERO LOGISTICS INC.
Shareholders to Receive $12.50 per Share in Cash Transaction
Valued at $315 Million
PEACHTREE CITY, Ga. (April 5, 2007) –World Air Holdings, Inc. (OTC:WLDA.PK) today announced that it has entered into an agreement to be acquired by Global Aero Logistics Inc. for $315 million in an all-cash transaction. MatlinPatterson Global Opportunities Partners II is the majority shareholder of Global Aero Logistics Inc., which owns ATA Airlines. As a result of the transaction, Global Aero Logistics will operate three independent airlines under one umbrella: World Airways, North American Airlines and ATA Airlines.
     Under the terms of the agreement, World Air Holdings shareholders will receive $12.50 in cash for each share of World Air Holdings common stock they own, representing a premium of 56 percent over the company’s average closing price for the 30 trading days prior to World’s announcement on Sept. 5, 2006 of the formation of a special committee of the board to explore strategic alternatives to enhance shareholder value.
     The special committee, with the assistance of its financial advisor, Friedman, Billings, Ramsey & Co. Inc. (which acquired the business of Legacy Partners Group LLC), explored a number of strategic alternatives, determined that a sale of the company is the option most likely to maximize value for shareholders, and recommended that the board approve the transaction with Global Aero Logistics. The Board of Directors of World Air Holdings approved the agreement and recommends that World Air Holdings shareholders vote in favor of the transaction.
     “We believe it is in the best interests of our shareholders to approve this transaction,” said Ronald Fogleman, World Air Holdings chairman. “This is the most responsible alternative to enhance shareholder value and is in the best interests of our shareholders, our customers and our employees.”
     The transaction is subject to the approval of World Air Holdings shareholders at a special meeting to vote on the transaction, and to obtaining required regulatory approvals and satisfying customary closing conditions. The transaction is expected to be finalized during the third quarter of 2007.
     World Air Holdings, Inc., based in Peachtree City, Ga., has three wholly owned subsidiaries: World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. For information, visit www.worldairholdings.com.
     World Airways is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, international freight forwarders, the United States military and international leisure tour operators.

Founded in 1948, World Airways operates a fleet of 17 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.
     North American is a U.S.-certificated air carrier offering air transportation services throughout the world for the U.S. military and commercial customers. Founded in 1989, North American operates its fleet of 10 Boeing 767-300ER and Boeing 757-200ER passenger aircraft in charter and scheduled service. For information, visit www.flynaa.com.
     Global Aero Logistics Inc. is the parent company of ATA Airlines, Inc. Now in its 34th year of operations, ATA offers affordable scheduled service travel from destinations like Guadalajara, Cancun, Hawaii, Oakland, Chicago, New York, Dallas/Ft. Worth and Washington, D.C. Through connecting Southwest Airlines codeshare flights, ATA now serves customers in more than 60 markets. ATA also is a leading passenger charter airline serving the U.S. military and many other government and commercial customers. ATA operates a fleet of 29 aircraft and has approximately 2,500 employees. For more information, visit www.ata.com.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement; the inability to complete the acquisition due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the acquisition, including the expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the acquisition; the ability to recognize the benefits of the acquisition; the amount of the costs, fees and charges related to the acquisition and the actual terms of certain financings that will be obtained for the acquisition; the impact of the substantial indebtedness incurred to finance the consummation of the acquisition; the impact of competition in the market for air transportation services; the cyclical nature of the air carrier business; reliance on key customer relationships; fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. (Reports are available from the company upon request.) These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward-looking statements made by, or on behalf of, the company in the release.